UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)(1)

DIGITAL DESCRIPTOR SYSTEMS, INC.

(Name of Issuer)

Common Stock, $.001 par value

(Title of Class of Securities)

253918 10 b

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [   ] Rule 13d-1(d)

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     New Millennium Capital Partners II, LLC
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                     (a) [x]
                                                            (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY

_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              (See Item 4)
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            (See Item 4)
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           (See Item 4)
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                (See Item 4)
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     (See Item 4)
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                [ ]
     Not Applicable
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     (See Item 4)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
_____________________________________________________________________________

                                  Page 2 of 6

_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     AJW Partners, LLC
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                     (a) [x]
                                                            (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY

_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              (See Item 4)
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            (See Item 4)
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           (See Item 4)
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                (See Item 4)
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     (See Item 4)
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                [ ]
     Not Applicable
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     (See Item 4)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
_____________________________________________________________________________

                                  Page 3 of 6

_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     The NIR Group, LLC
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                     (a) [x]
                                                            (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY

_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              (See Item 4)
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            (See Item 4)
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           (See Item 4)
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                (See Item 4)
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     (See Item 4)
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                [ ]
     Not Applicable
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     (See Item 4)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
_____________________________________________________________________________

                                  Page 4 of 6

            This Amendment No. 1 to Schedule 13G ("Statement") is filed by New Millennium Capital Partners II, LLC ("NMP"), AJW Partners, LLC ("AJW"), and The NIR Group, LLC ("NIR") (NMP, AJW, and NIR shall be referred to collectively as the "Group"; each member of the Group being hereinafter referred to individually as a "Member" and collectively as "Members"), relating to the shares of Common Stock, par value $.001 per share (the "Digital Descriptor Common Stock" or the "Common Stock"), of Digital Descriptor Systems, Inc. ("Digital Descriptor"), a Delaware Corporation. This Amendment No. 1 amends the Schedule 13G originally filed by NMP, AJW and NIR on June 14, 2001.

Items 4(a), 4(b) and 5 are restated in their entirety as follows:

Item 4	Ownership.
(a) Amount Beneficially Owned:
As of December 31, 2001, NMP, AJW and NIR beneficially own less than five (5%) percent of the Digital Descriptor Common Stock.
(b) Percent of Class:
As of December 31, 2001, the shares of Digital Descriptor Common Stock beneficially owned by NMP, AJW and NIR represent less than five (5%) percent of the shares of Digital Descriptor Common Stock outstanding.

Item 5	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 10	Certification
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By:	First Street Manager II, LLC
By:	/s/ GLENN A. ARBEITMAN
Glenn A. Arbeitman, Manager
AJW PARTNERS, LLC
By:	SMS Group, LLC
By:	/s/ COREY S. RIBOTSKY
Corey S. Ribotsky, Manager
THE NIR GROUP, LLC
By:	/s/ COREY S. RIBOTSKY
Corey S. Ribotsky, Managing Member